                                                                           Pg. 1

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)



                              Allstate Corporation
                              --------------------
                                (Name of Issuer)


                            Common Stock, $0.01 Par
                            -----------------------
                         (Title of Class of Securities)


                                  020002 10 1
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)
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                                                                           Pg. 2
------------------------------                     ----------------------------

  CUSIP NO.  020002 10 1               13G            Page 2 of 7 Pages
           -------------                                  ---  ---

 ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
1.
      NORTH TRUST CORPORATION                    36-2723087
      THE NORTHERN TRUST COMPANY                 36-1561860
      NORTHERN TRUST BANK OF ARIZONA, NA         86-0377338
      NORTHERN TRUST BANK OF CALIFORNIA,NA       94-2938925
      NORTHERN TRUST BANK OF FLORIDA, NA         36-3190871
      NORTHERN TRUST BANK OF TEXAS, NA           75-1999849
      NORTHERN TRUST INVESTMENT,INC.             36-3608252
      NORTHERN TRUST BANK OF COLORADO, NA        84-1348368
      NORTHERN TRUST BANK, FSB                   38-3424562

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.
      Not Applicable                                            (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      S.E.C USE ONLY

 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois



------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          2,974,781
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             42,528,784
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          2,960,520
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.

                          181,504
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.

      45,611,933
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.

      Not Applicable
 ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.24
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      Northern Trust Corporation HC
------------------------------------------------------------------------------

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                                                                           Pg. 3

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

             SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement .

1. (a)  Allstate Corporation
        --------------------
        (Name of Issuer)

   (b)  2775 Sanders Road, Northbrook, Illinois 60062
        ---------------------------------------------
        (Address of Issuer's Principal Executive Office)

2. (a)  Northern Trust Corporation
        --------------------------
        (Name of Person Filing)

   (b)  50 South LaSalle Street, Chicago, Illinois 60675
        ------------------------------------------------
        (Address of Person Filing)

   (c)  U.S. (Delaware Corporation)
        ---------------------------
        (Citizenship)

   (d)  Common Stock, $0.01 Par
        ---------------------------
        (Title of Class of Securities)

   (e)  020002 10 1
        ---------------------------
        (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b) (1) (ii) (G).


4. (a)  45,611,933
        ---------------------------
        (Amount Beneficially Owned)

   (b)  6.24
        ---------------------------
        (Percent of Class)

   (c) Number of shares as to which such person has:

       (i)     2,974,781
               ----------
            (Sole Power to Vote or to Direct the Vote)

      (ii)     42,528,784
               ----------
            (Shared Power to Vote or to Direct the Vote)

      (iii)    2,960,520
               ----------
            (Sole Power to Dispose or Direct Disposition)

      (iv)     181,504
               -------
            (Shared Power to Dispose or Direct Disposition)
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                                                                           Pg. 4

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [_]

6. Statement regarding ownership of 5 percent or more on behalf of another person:



7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a) (6) of the Act:

    The Northern Trust Company               Northern Trust Bank of Arizona N.A.
    50 South LaSalle Street                  2398 East Camelback Road
    Chicago, IL  60675                       Phoenix, AZ  85016

    Northern Trust Bank of Florida N.A.      Northern Trust Bank of California
    700 Brickell Avenue                      N.A 355 South Grand Avenue, Suite
    Miami, FL  33131                         2600 Los Angeles, CA  90071

    Northern Trust Bank of Texas N.A.        Northern Trust Investments, Inc.
    2020 Ross Avenue                         50 South LaSalle Street
    Dallas, TX  75201                        Chicago, IL  60675

    Northern Trust Bank of Colorado          Northern Trust Bank, FSB
    1200 17th Street, 24th Floor             1701 North Woodward Avenue, Suite
    Denver, CO  80202                         110, Bloomfield Hills, MI 48304

8.  Identification and Classification of Members of the Group.

                                Not Applicable.

9.  Notice of Dissolution of Group.

                                Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                                           Pg. 5

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                NORTHERN TRUST CORPORATION

                                                __________________________
                                                By:  Perry R. Pero
                                                     -------------

DATED:  02-07-2001                              As its:  Vice Chairman
        ----------                                       -------------
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                                                                           Pg. 6

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004
Attention: Filing Desk, Stop 1-4

                           RE:  Allstate Corporation
                               ---------------------

     Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G Amendment to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                             NORTHERN TRUST CORPORATION

                                             __________________________
                                             By: Perry R. Pero
                                                 -------------

DATED:  02-07-2001                           As its:  Vice Chairman
        ----------                                     ------------

The NORTHERN TRUST COMPANY

________________________________________
By: Perry R. Pero
-----------------
As its Vice Chairman
      --------------


NORTHERN TRUST BANK OF ARIZONA, NA
NORTHERN TRUST BANK OF CALIFORNIA, NA
NORTHERN TRUST BANK OF FLORIDA, NA
NORTHERN TRUST BANK OF TEXAS, NA

________________________________________
By: Barry G. Hastings
---------------------
As its Authorized Representative
      --------------------------


NORTHERN TRUST INVESTMENTS, INC.

________________________________________
By:  Orie L. Dudley
-------------------
As its Director
      ---------


NORTHERN TRUST BANK, FSB
NORTHERN TRUST BANK OF COLORADO, NA

________________________________________
By: Brian J. Hofmann
--------------------
As its Authorized Representative
      --------------------------